Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 17, 2021 (except for Note 29, which is dated April 5, 2021) in Amendment No. 2 to the Registration Statement (Form F-1/A No. 333-254523) and related Prospectus of VectivBio Holding AG for the registration of shares of its common stock.
/s/ Ernst & Young AG
Basel, Switzerland
April 7, 2021